ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of this 26th day of August, 2013, among Desert Pacific Exploration, Inc. (the “Optionor”), American Magna Corp. (the “Optionee”), Desert Pacific Exploration, Inc. ("DPE") and David Lubin & Associates, PLLC (the “Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the terms and provisions of the attached Property Option Agreement (the “Option Agreement”; capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Option Agreement), the Optionee will issue 15,000,000 shares of its common stock to Optionee (the "Shares") in consideration of the Option;

WHEREAS, both the Optionor and Optionee desire to enter into this Agreement regarding, among other things, the value and disposition of the Shares to be issued;

WHEREAS, each of the parties desires to appoint the Escrow Agent in accordance with the terms of this Agreement, and the Escrow Agent is willing to act as an escrow agent upon the terms and conditions hereof.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, the parties agree as follows:

1.           Appointment of Escrow Agent.   The Escrow Agent is hereby appointed by all the parties hereto to act as the Escrow Agent, and agrees to receive, hold, administer and deliver the stock certificate representing the Shares in accordance with the terms of this Agreement. The Escrow Agent agrees that if a portion of the Shares are to be released pursuant to the terms of this Agreement, the Escrow Agent shall instruct the transfer agent for the Optionee accordingly. The Escrow Agent further agrees that all notices to the transfer agent shall be sent to the Optionee and the Optionor simultaneous with their transmission to the transfer agent.

2.           Establishment of Escrow and Release Thereof.

(a)
Simultaneous with the execution and delivery of this Agreement, the Optionor and the Optionee agree that the stock certificate representing the Shares issued to the Optionor shall be delivered to the Escrow Agent. The Shares are duly authorized, fully paid and non-assessable and constitute issued and outstanding shares of the Optionee.

(b)
If, on or before January 2, 2014 the Escrow Agent has received notification from either the Optionor or the Optionee that (A) the Option is terminated, then the Escrow Agent shall return the Shares to the Optionee for cancellation, or (B) the Option is in good standing, then 3,000,000 of the Shares shall be released to the Optionor and the balance of the Shares shall remain in escrow subject to the terms of this Agreement.

(c)
If, on or before January 2, 2015 the Escrow Agent shall have received notification from either the Optionor or the Optionee that (A) the Option is terminated, then the Escrow Agent shall return the Shares to the Optionee for cancellation, or (B) the Option is in good standing,  then 5,000,000 of the Shares shall be released to the Optionor and the balance of the Shares shall remain in escrow subject to the terms of this Agreement.

(d)
If, on or before January 2, 2016 the Escrow Agent has received notification from either the Optionor or the Optionee that (A) the Option is terminated, then the Escrow Agent shall return the Shares to the Optionee for cancellation, or (B) the Option is in good standing, then 7,000,000 of the Shares shall be released to the Optionor.

3.           The Shares. The Optionor and DPE agree that the value of the Shares shall be determined based on the agreed amount of $0.01 per share, the date of the execution and delivery of the Option Agreement. During the term of this Agreement, the Optionor shall have all rights to vote the Shares, whether such vote is at a shareholders' meeting or by written consent.

4.           Provisions Concerning the Escrow Agent.

(a)	Amendments and Modifications.
The Escrow Agent shall not, in any way, be bound or affected by any amendment, modification or cancellation of this Agreement which increases or alters the obligations of the Escrow Agent under or pursuant to this Agreement, unless the same shall have been agreed to in writing by the Escrow Agent.

(b)	Out of Pocket Expenses.
The Optionee agrees to pay the Escrow Agent any fee charged by the Escrow Agent for its services hereunder and for all out of pocket expenses incurred by the Escrow Agent in performing its duties hereunder.

(c)	Duties of Escrow Agent.
This Agreement sets forth the entire duties and obligations of the Escrow Agent with respect to any and all matters pertinent to its acting as such hereunder. The Escrow Agent shall not have duties or responsibilities under this Agreement other than those specifically set forth herein and shall act only in accordance with the provisions hereof. The Escrow Agent shall be entitled to rely upon any instructions or directions to it in writing under this Agreement signed or presented by any of the other parties and shall be entitled to treat as genuine any instructions or document delivered to the Escrow Agent hereunder and reasonably believed to be genuine and to have been presented by the proper party or parties, without being required to determine the authenticity or correctness of any fact stated therein, or the authority or authorization of the person or persons making and/or delivering the same to do so.

(d)	Liabilities of Escrow Agent.
Neither the Escrow Agent nor any of the partners, associates, employees, representatives or agents of the Escrow Agent shall be liable to any of the parties hereto or any of their affiliates, including without limitation, their officers, directors, stockholders, employees, agents and successors and assigns or to any other person or entity, for or in respect of any loss, claim, damage, liability or expense (including, without limitation, attorneys’ fees and expenses) resulting from or arising out of any act or failure to act by the Escrow Agent in connection with this Agreement, other than for any loss, claim, damage, liability or expense which shall be finally adjudicated to be the result of bad faith or willful misconduct on the part of the Escrow Agent or any of the partners, associates, employees, representatives or agents of the Escrow Agent. More specifically, the Escrow Agent (i) shall not be liable for any error of judgment made by it in good faith; and (ii) may consult with counsel of its own choice whenever the Escrow Agent shall deem it convenient or appropriate, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith.

(e)	Discharge of Escrow Agent.
Notwithstanding anything in this Agreement to the contrary, upon the distribution of the Shares in accordance with the terms and conditions of this Agreement, the Escrow Agent shall be released, relieved and discharged from all duties and obligations hereunder.

(f)	Indemnity.
Each of the Optionor and the Optionee shall jointly and severally indemnify and hold the Escrow Agent and any of the partners, associates, employees, representatives or agents of the Escrow Agent, harmless from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, attorneys’ fees and disbursements) arising out of or in connection with any act or failure to act (other than by reason of any bad faith or willful misconduct) on the part of the Escrow Agent in connection with any of the duties required or permitted to be performed by the Escrow Agent hereunder.

(g)	Resignation of Escrow Agent.
At any time that the Escrow Agent so chooses, the Escrow Agent may resign from its duties hereunder by giving not less than five (5) business days written notice to all the parties hereto. Prior to the expiration of such five business day period, the parties shall mutually designate a successor escrow agent; provided, that, notwithstanding any resignation date set forth in the Escrow Agent’s notice, such resignation shall not take effect until receipt by the Escrow Agent of an instrument duly executed by all the parties hereto and the successor escrow agent evidencing its appointment as Escrow Agent hereunder and acceptance of this Agreement. If no successor escrow agent is appointed within such five day period, the Escrow Agent may deposit the Shares and documentation with a court of competent jurisdiction as provided in Section (h) below and thereupon the Escrow Agent shall be discharged of all duties and obligations hereunder.

(h)	Deposit of Shares With Court.
Notwithstanding anything herein to the contrary, in any one of the following events: (i) any disagreement between the parties to this Agreement resulting in adverse claims or demands being made against the Shares; (ii) the Escrow Agent in good faith is in doubt as to what action it should take hereunder; or (iii) the Escrow Agent wishes to resign and no successor escrow agent is appointed, the Escrow Agent may be discharged of its duties and obligations hereunder upon its deposit, at any time after a written notice is given to all the parties hereto, of the Shares with a court of competent jurisdiction. The parties hereto agree to submit to the personal jurisdiction of any such court, and consent to service of process by hand delivery or mail delivery thereof to their respective addresses set forth in Section 5(b) hereof.

(i)	Legal Representation.
Each of the parties acknowledges that the Escrow Agent has acted as legal counsel to the Optionee in connection with the transactions contemplated by the Option Agreement and this Agreement and is acting in its capacity as legal counsel to the Optionee in connection with this Agreement and the transactions contemplated thereby. The Optionor and DPE represent to the Escrow Agent that they have each received advice from counsel of its own choosing regarding the transactions contemplated herein. The Optionor and DPE further waive any objections or rights it has or may have which would impair, hinder or eliminate the Escrow Agent’s right or ability to represent or counsel the Optionee after the date hereof. The foregoing notwithstanding, in the event of a dispute with respect to the subject matter of this Agreement, the Escrow Agent shall cease to serve as Escrow Agent hereunder, and a successor escrow agent shall be appointed in accordance with Section 4(g) herein.

Miscellaneous.

(a)	Entire Agreement.	This Agreement embodies the entire agreement and understandings between the parties hereto relating to the subject matter hereof and may only be changed by a writing signed by all parties hereto.

(b)	Notices.
All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered: (i) if delivered in person; or (ii) five (5) business days following the mailing thereof, if mailed within the US and mailed by certified or registered mail, return receipt requested; or (iii) the third business day following the delivery thereof, if delivered through an internationally recognized overnight carrier, addressed to each party hereto as follows:

If to the Optionor or DPE, at:

Desert Pacific Exploration, Inc.
1680 Greenfield Drive
Reno, NV 89509
Fax:  775-825-8216

If to the Optionee, at:

American Magna Corp.
701 N. Green Valley Parkway
Suite 200
Henderson, NV 89074
Fax: 775-883-2384

If to the Escrow Agent:

David Lubin, Esq.
David Lubin & Associates, PLLC
Lynbrook, NY 11563
Fax: 516-887-8250

or at such other address as any party may designate by means of notice given in accordance with this Paragraph 5(b).

(c)	Headings.	The headings of the paragraphs of this Agreement have been inserted for convenience only, and shall not modify, define, limit or expend the express provisions of this Agreement.

(d)	Governing Law.	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law.

(e)	Consent to Jurisdiction.
All actions and proceedings arising out of, or relating to this Agreement shall be exclusively heard and determined only in any state or federal court sitting in Reno, Nevada. The undersigned, by execution and delivery of this Agreement, expressly and irrevocably: (i) consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in Section 5(b); and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH PARTY HERETO HEREBY WAIVES ALL RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTES HEREOF.

(f)	Binding Agreement.
This Agreement shall be binding upon the parties hereto and their respective successors and assigns, provided that no party other than the Escrow Agent may assign their obligations hereunder without the prior written consent of the Escrow Agent.

(g)	Counterparts.
This Agreement may be executed in one or more counterparts and by facsimile or other electronic means, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first written.

DESERT PACIFIC EXPLORATION, INC.

By: __/s/_____________________
Name: Naomi S. Duerr
Title:   President

AMERICAN MAGNA CORP.

By: __/s/_____________________
Name: Herb Duerr
Title:   President

Per:__/s/_________________________
Bobby Nijjar, Secretary & Director

DAVID LUBIN & ASSOCIATES, PLLC

By: ______________________
Name: David Lubin, Esq.